Exhibit 99.1

Puerto Rico Contact:
Marilyn Santiago-Colón, Oriental Financial Group Inc. (787) 993-4648

U.S. Contact:
Steven Anreder and Gary Fishman, Anreder & Company (212) 532-3232
ORIENTAL FINANCIAL GROUP ANNOUNCES SALE OF $200 MILLION OF PREFERRED STOCK
San Juan, Puerto Rico, April 30, 2010 – Oriental Financial Group Inc. (NYSE: OFG) announced that it has completed a sale of $200 million of its Mandatorily Convertible Non-Cumulative Non-Voting Perpetual Preferred Stock, Series C, through a private placement.
The preferred stock has a liquidation preference of $1,000 per share and, subject to approval of Oriental Financial Group’s stockholders, the preferred stock will be convertible into shares of common stock at a conversion price of $15.015 per share. Oriental Financial Group intends to seek stockholder approval at a special stockholders meeting to be held as soon as practicable, but in no event later than 75 days after the closing of the purchase of the preferred stock, to allow the conversion of the shares of preferred stock into common stock.
The securities were offered and sold in private transactions and will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
Forward-Looking Statements
This press release contains certain forward-looking information about Oriental Financial Group that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Oriental Financial Group. Oriental Financial Group cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Oriental Financial Group’s results could differ materially from those expressed in, or implied or projected by such forward-looking statements. Oriental Financial Group assumes no obligation to update such forward-looking statements, except as required by law. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read the section titled “Risk Factors” in Oriental Financial Group’s Annual Report on Form 10-K and any other reports filed by it with the SEC. The documents filed by Oriental Financial Group with the SEC may be obtained at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Oriental Financial Group by directing a request to: Oriental Financial Group Inc., Investor Relations c/o Anreder & Company, 286 Madison Avenue, Suite 907, New York, NY 10017; telephone: (212) 532-3232 or (800) 421-1003; fax: (212) 679-7999; e-mail: ofg@anreder.com.